Exhibit 99.1

Investor Relations Contact: Thomas Baker, 603.683.2505 Senior Vice President, CFO, and Treasurer tom@connection.com

CONNECTION (CNXN)

REPORTS FOURTH QUARTER AND FULL YEAR 2025 RESULTS

FOURTH QUARTER SUMMARY:	FULL YEAR SUMMARY:

●Net sales: $702.9 million, down 0.8% y/y
●Gross billings: $1.1 billion, up 2.9%[1]
●Gross profit: $135.6 million, up 4.5% y/y
●Gross margin: 19.3%, up 100 basis points y/y
●Net income: $20.7 million, flat y/y
●Diluted EPS: $0.82, compared to $0.78 y/y
●Adjusted Diluted EPS: $0.91, compared to $0.78[2]

●Net sales: $2.9 billion, up 2.5% y/y
●Gross billings: $4.1 billion, up 2.7%[1]
●Gross profit: $539.3 million, up 3.8% y/y
●Gross margin: 18.8%, up 20 basis points y/y
●Net income: $83.7 million, down 3.9% y/y
●Diluted EPS: $3.27, compared to $3.29 y/y
●Adjusted Diluted EPS: $3.44, compared to $3.25[2]

Merrimack, NH—February 4, 2026—Connection (PC Connection, Inc.; NASDAQ: CNXN), a leading information technology solutions provider to business, government, healthcare and education markets, today announced results for the fourth quarter and year ended December 31, 2025. The Company also announced that its Board of Directors declared a quarterly dividend of $0.20 per share of the Company’s common stock. Payment will be made on March 6, 2026, to shareholders of record on February 17, 2026. The Board of Directors also approved a $50.0 million increase to Connection’s existing share repurchase program, bringing the total available to $81.2 million for future repurchases.

“In the fourth quarter, Connection delivered record gross profit in both our Enterprise and Business Solutions segments, reflecting strong execution as our customers modernize for an AI-first IT environment,” said Timothy McGrath, President and Chief Executive Officer. McGrath continued, “I believe we have the right team and strategy to continue to drive profitable growth and enhance long-term shareholder value.”

Fourth Quarter of 2025 Results:

Net sales for the quarter ended December 31, 2025 decreased by 0.8%, year over year. Gross billings increased by 2.9% to $1.1 billion, compared to $1.0 billion in the fourth quarter of 20241. Gross profit increased by 4.5% to $135.6 million, compared to $129.8 million for the fourth quarter of 2024, and gross margin increased 100 basis points to 19.3%, compared to the prior year quarter. Net income remained flat at $20.7 million, or $0.82 per diluted share, compared $0.78 per diluted share, for the fourth quarter of 2024. Adjusted Diluted Earnings per Share2 was $0.91 for the quarter ended December 31, 2025, compared to $0.78 per share for the quarter ended December 31, 2024.

Performance by Segment:

1 Gross billings is the total dollar value of goods and services billed during the period, net of customer returns, credit memos, and any applicable sales or other taxes and include agency fees, and freight. As certain transactions are recognized on a net basis, gross billings include amounts not recognized in net sales.

2 Adjusted Diluted Earnings per Share and Adjusted EBITDA are non-GAAP measures. See page 10 for definitions and reconciliations of these measures.

●	Net sales for the Business Solutions segment increased by 4.2% to $273.5 million in the fourth quarter of 2025, compared to $262.4 million in the prior year quarter. Gross billings increased by 4.7% to $430.3 million, compared to $411.1 million in the prior year quarter[1]. Gross profit increased by 11.4% to $69.8 million, compared to $62.6 million in the prior year quarter. Gross margin increased by 160 basis points to 25.5% for the fourth quarter of 2025.
●	Net sales for the Public Sector Solutions segment decreased by 36.8% to $90.8 million in the fourth quarter of 2025, compared to $143.7 million in the prior year quarter. Gross billings decreased by 23.7% to $170.7 million, compared to $223.8 million in the prior year quarter[1]. Gross profit decreased by 20.5% to $17.6 million, compared to $22.2 million in the prior year quarter. Gross margin increased by 400 basis points to a record 19.4% for the fourth quarter of 2025.
●	Net sales for the Enterprise Solutions segment increased by 11.9% to $338.7 million in the fourth quarter of 2025, compared to $302.7 million in the prior year quarter. Gross billings increased by 16.1% to $457.8 million, compared to $394.2 million in the prior year quarter[1]. Gross profit increased by 7.1% to $48.2 million, compared to $45.0 million in the prior year quarter. Gross margin decreased by 70 basis points to 14.2% for the fourth quarter of 2025.

Sales by Product Mix:

●	Notebook/mobility and desktop sales decreased by 4% year over year and accounted for 45% of net sales in the fourth quarter of 2025, compared to 46% of net sales in the fourth quarter of 2024.
●	Software sales increased by 24% year over year and accounted for 12% of net sales in the fourth quarter of 2025, compared to 9% of net sales in the fourth quarter of 2024.
●	Servers/storage sales decreased by 14% year over year and accounted for 7% of net sales in the fourth quarter of 2025, compared to 8% of net sales in the fourth quarter of 2024.
●	Networking sales increased by 2% year over year and accounted for 8% of net sales in the fourth quarter of both 2025 and 2024.
●	Accessories sales decreased by 7% year over year and accounted for 11% of net sales in the fourth quarter of 2025, compared to 12% of net sales in the fourth quarter of 2024.

Selling, general and administrative (“SG&A”) expenses increased in the fourth quarter of 2025 by 1.7% to $108.9 million from $107.1 million in the prior year quarter. SG&A as a percentage of net sales increased to 15.5%, compared to 15.1% in the prior year quarter. The increase in SG&A was driven by an increase in variable compensation due to higher levels of gross profit in the quarter.

In addition, the fourth quarter of 2025 results include $3.1 million of severance expenses related to internal cost reduction initiatives.

Interest income in the fourth quarter of 2025 was $3.6 million, compared to $4.8 million in the fourth quarter of 2024.

Cash and cash equivalents and short-term investments were $406.7 million as of December 31, 2025, compared to $442.6 million as of December 31, 2024. During the fourth quarter of 2025, the Company repurchased 179,235 shares of stock at an aggregate purchase price of $10.7 million.

Full Year 2025 Results:

Net sales for the year ended December 31, 2025 increased by 2.5%, compared to the year ended December 31, 2024. Gross billings increased by 2.7% to $4.1 billion, compared to $4.0 billion in the prior year1. Gross

1 Gross billings is the total dollar value of goods and services billed during the period, net of customer returns, credit memos, and any applicable sales or other taxes and include agency fees, and freight. As certain transactions are recognized on a net basis, gross billings include amounts not recognized in net sales.

profit increased 3.8% while gross margin expanded by 20 basis points to 18.8% year over year. Net income for the year ended December 31, 2025 decreased by 3.9% to $83.7 million, or $3.27 per diluted share, compared to net income of $87.1 million, or $3.29 per diluted share, for the year ended December 31, 2024. Adjusted Diluted Earnings per Share1 increased to $3.44 per share for the year ended December 31, 2025, compared to $3.25 per share for the year ended December 31, 2024.

Earnings before interest, taxes, depreciation and amortization, adjusted for stock-based compensation expense, restructuring and other charges and non-routine legal settlements (“Adjusted EBITDA”)1 increased 6% to $126.4 million for the year ended December 31, 2025, compared to $118.9 million for the year ended December 31, 2024.

Conference Call and Webcast

Connection will host a conference call and live web cast today, February 4, 2026 at 4:30 p.m. EST to discuss its fourth quarter financial results. For participants who would like to participate via telephone, please register here to receive the dial-in number along with a unique PIN number that is required to access the call. A web-cast of the conference call, which will be broadcast live via the Internet, and a copy of this press release, can be accessed on Connection’s website at ir.connection.com. For those unable to participate in the live call, a replay of the webcast will be available at ir.connection.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Non-GAAP Financial Information

EBITDA, Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted Earnings per Share are non-GAAP financial measures. These measures are included to provide additional information with respect to the Company’s operating performance and earnings. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies. Definitions for each Non-GAAP measure and a reconciliation to their most directly comparable GAAP measures are available in the tables at the end of this release.

About Connection

PC Connection, Inc. and its subsidiaries, dba Connection, (www.connection.com; NASDAQ: CNXN) is a Fortune 1000 company headquartered in Merrimack, NH. With offices throughout the United States, Connection delivers custom-configured IT solutions from its ISO 9001:2015 SOC 2 Type 2 certified Technology Integration and Distribution Center in Wilmington, OH. In addition, the Company has more than 5,000 professional certifications to ensure that it can solve the most complex issues of its customers. Connection also services international customers through its GlobalServe subsidiary, a global IT procurement and service management company. Investors and media can find more information about Connection at http://ir.connection.com.

Connection Business Solutions (800.800.5555) is a rapid-response provider of IT products and services serving primarily the small- and medium-sized business sector. It offers more than 460,000 brand-name products through its staff of technically trained sales account managers, publications, and its website at www.connection.com.

Connection–Enterprise Solutions (561.237.3300), www.connection.com/enterprise, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and real-time access to over 460,000 products and 1,600 vendors through MarkITplace®, a proprietary next-generation, cloud-based supply chain solution. The team’s engineers, software licensing specialists, and subject matter experts help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

1 Adjusted Diluted Earnings per Share and Adjusted EBITDA are non-GAAP measures. See page 10 for definitions and reconciliations of these measures.

Connection Public Sector Solutions (800.800.0019), is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, publications, and online at www.connection.com/publicsector.

Cautionary Note Regarding Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or our future financial or operating performance and include statements concerning, among other things, our future financial results, business plans (including statements regarding new products and services we may offer and future expenditures, costs and investments), liabilities, impairment charges, competition and the expected impact of current macroeconomic conditions on our businesses and results of operations. You can generally identify forward-looking statements by words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “may,” “should,” “will,” or similar statements or variations of such terms, although not all forward-looking statements include such terms. These statements reflect our current views and are based on assumptions as of the date of this report. Such assumptions are based upon internal estimates and other analysis of current market conditions and trends, management’s expectations, plans and strategies, economic conditions and other factors. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from expectations or results projected or implied by forward-looking statements.

Such differences may result from actions taken by us, including expense reduction or strategic initiatives (including reductions in force, capital investments and new or expanded product offerings or services), the execution of our business plans (including our inventory management, cost structure and management and other personnel decisions) or other business decisions, as well as from developments beyond our control, including;

●	macroeconomic factors facing the global economy, including disruptions in or increased volatility of the capital markets, changes in trade policy, which may include the imposition of tariffs or other trade barriers, economic sanctions and economic slowdowns or recessions, government shutdowns, changes in tax policy, rising inflation and changing interest rates modifying our potential for investment income and the timing thereof or reducing the level of investment our customers are willing to make in IT products;
●	substantial competition reducing our market share;
●	significant price competition reducing our profit margins;
●	the loss of any of our major vendors adversely affecting the number or type of products we may offer;
●	virtualization of information technology resources and applications, including networks, servers, applications, and data storage disrupting or altering our traditional distribution models;
●	service interruptions at third party shippers negatively impacting our ability to deliver the products we offer to our customers;
●	increases in shipping and postage costs reducing our margins and adversely affecting our results of operations;
●	loss of key persons or the inability to attract, train and retain qualified personnel adversely affecting our ability to operate our business; and
●	cyberattacks or the failure to safeguard personal information and our IT systems resulting in liability and harm to our reputation.

Additional factors include those described in our Annual Report on Form 10-K for the year ended December 31, 2024, including under the captions “Risk Factors,” “Management’s Discussion and Analysis of Financial

Condition and Results of Operations,” and “Business,” in our subsequent quarterly reports on Form 10-Q, including under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and in the other subsequent filings we make with the Securities and Exchange Commission from time to time.

A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances. You should not place undue reliance on the forward-looking statements included in this release. We assume no obligation to update any of these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated, to reflect circumstances or events that occur after the statements are made except as required by law.

CONSOLIDATED SELECTED FINANCIAL INFORMATION

	At or for the Three Months Ended December 31,
	2025	2024	% Change
Operating Data:
Net sales (in thousands)	$702,939	$708,897	(1)%
Diluted earnings per share	$0.82	$0.78	5%

Gross margin	19.3%	18.3%
Operating margin	3.4%	3.2%

Inventory turns (1)	18	23
Days sales outstanding (2)	76	72

	% of	% of
Product Mix:	Net Sales	Net Sales
Notebooks/Mobility	34%	36%
Software	12	9
Accessories	11	12
Desktops	11	10
Displays and Sound	10	8
Net/Com Products	8	8
Servers/Storage	7	8
Other Hardware/Services	7	9
Total Net Sales	100%	100%

Stock Performance Indicators:
Actual shares outstanding (in thousands)	25,221	26,300
Closing price	$57.76	$69.27
Market capitalization (in thousands)	$1,456,765	$1,821,801
Trailing price/earnings ratio	17.7	21.1
LTM Net Income (in thousands)	$83,722	$87,095
LTM Adjusted EBITDA (3) (in thousands)	$126,417	$118,936

(1)	Represents the annualized cost of goods sold for the period divided by the average inventory for the prior four-month period.
(2)	Represents the trade receivable at the end of the period divided by average daily net sales for the same three-month period.
(3)	LTM Adjusted EBITDA is a non-GAAP measure defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation, severance expenses and non-routine legal settlements for the last twelve months. See page 9 for a reconciliation.

REVENUE AND MARGIN INFORMATION

	For the Three Months Ended December 31,
	2025		2024
	Net	Gross	Net	Gross
(amounts in thousands)	Sales	Margin	Sales	Margin
Enterprise Solutions	$338,662	14.2%	$302,711	14.9%
Business Solutions	273,460	25.5	262,440	23.9
Public Sector Solutions	90,817	19.4	143,746	15.4
Total	$702,939	19.3%	$708,897	18.3%

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,		Year Ended December 31,
(amounts in thousands, except per share data)	2025	2024	2025	2024
Net sales	$702,939	$708,897	$2,872,746	$2,802,118
Cost of sales	567,331	579,123	2,333,416	2,282,324
Gross profit	135,608	129,774	539,330	519,794
Selling, general and administrative expenses	108,928	107,136	434,035	422,317
Severance expenses and other charges	3,083	—	6,013	415
Income from operations	23,597	22,638	99,282	97,062
Interest income, net	3,565	4,672	14,370	18,725
Other income	—	—	76	1,700
Income before taxes	27,162	27,310	113,728	117,487
Income tax provision	(6,450)	(6,589)	(30,006)	(30,392)
Net income	$20,712	$20,721	$83,722	$87,095

Earnings per common share:
Basic	$0.82	$0.79	$3.28	$3.31
Diluted	$0.82	$0.78	$3.27	$3.29

Shares used in the computation of earnings per common share:
Basic	25,220	26,289	25,511	26,322
Diluted	25,330	26,484	25,633	26,508

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(amounts in thousands)	2025	2024
ASSETS
Current Assets:
Cash and cash equivalents	$193,221	$178,318
Short-term investments	213,457	264,295
Accounts receivable, net	648,020	611,433
Inventories, net	143,567	95,054
Prepaid expenses and other current assets	22,607	17,750
Total current assets	1,220,872	1,166,850
Property and equipment, net	46,912	52,520
Right-of-use assets	1,569	3,077
Goodwill	73,602	73,602
Intangibles, net	989	2,209
Other assets	6,981	1,096
Total Assets	$1,350,925	$1,299,354

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$338,202	$300,242
Accrued payroll	30,939	23,330
Accrued expenses and other liabilities	51,251	47,633
Total current liabilities	420,392	371,205
Deferred income taxes	19,905	15,091
Non-current operating lease liabilities	498	1,552
Other liabilities	—	516
Total Liabilities	440,795	388,364
Stockholders’ Equity:
Common stock	295	294
Additional paid-in capital	144,608	137,036
Retained earnings	905,890	837,466
Accumulated other comprehensive income	78	174
Treasury stock at cost	(140,741)	(63,980)
Total Stockholders’ Equity	910,130	910,990
Total Liabilities and Stockholders’ Equity	$1,350,925	$1,299,354

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended December 31,		Year Ended December 31,
(amounts in thousands)	2025	2024	2025	2024
Cash Flows provided by Operating Activities:
Net income	$20,712	$20,721	$83,722	$87,095
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,850	3,166	11,703	12,984
Adjustments to credit losses reserve	628	1,084	1,861	1,914
Stock-based compensation expense	2,241	2,279	9,343	8,475
Deferred income taxes	1,655	(3,211)	4,840	(777)
Amortization of discount on short-term investments, net	2,181	167	569	(4,235)
Gain on sale of short-term investments	—	—	(76)	—
Loss on disposal of fixed assets	14	9	44	58
Changes in assets and liabilities:
Accounts receivable	(31,944)	(27,441)	(38,448)	(6,513)
Inventories	(8,549)	18,637	(48,513)	29,125
Prepaid expenses and other current assets	554	6,095	(4,300)	2,690
Other non-current assets	(284)	92	(4,087)	618
Accounts payable	26,170	7,309	38,075	36,450
Accrued expenses and other liabilities	11,190	(3,659)	10,705	5,984
Net cash provided by operating activities	27,418	25,248	65,438	173,868
Cash Flows (used in) provided by Investing Activities:
Purchases of short-term investments	(108,565)	(103,242)	(264,139)	(358,317)
Proceeds from sale of short-term investments	—	—	108,763	—
Maturities of short-term investments	104,271	99,999	205,599	250,606
Purchases of property and equipment	(2,188)	(2,360)	(7,389)	(7,575)
Net cash (used in) provided by investing activities	(6,482)	(5,603)	42,834	(115,286)
Cash Flows used in Financing Activities:
Proceeds from short-term borrowings	—	847	732	26,051
Repayment of short-term borrowings	—	(847)	(732)	(26,051)
Purchase of treasury shares	(10,735)	(4,643)	(76,265)	(12,375)
Payments for excise tax on treasury purchases	—	—	(36)	—
Dividend payments	(3,779)	(2,627)	(15,298)	(10,527)
Issuance of stock under Employee Stock Purchase Plan	615	571	1,234	1,108
Payment of payroll taxes on stock-based compensation through shares withheld	(1,661)	(2,139)	(3,004)	(3,424)
Net cash used in financing activities	(15,560)	(8,838)	(93,369)	(25,218)
Increase in cash and cash equivalents	5,376	10,807	14,903	33,364
Cash and cash equivalents, beginning of year	187,845	167,511	178,318	144,954
Cash and cash equivalents, end of year	$193,221	$178,318	$193,221	$178,318

Non-cash Investing and Financing Activities:
Accrued purchases of property and equipment	$85	$200	$85	$200
Accrued purchase of treasury shares	$58	$240	$58	$240
Accrued excise tax on treasury purchases	$678	$36	$678	$36

EBITDA AND ADJUSTED EBITDA

A reconciliation of EBITDA and Adjusted EBITDA to Net Income is detailed below. Adjusted EBITDA is defined as EBITDA (defined as earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation, severance expenses and non-routine legal settlements. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either includes or excludes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreement. When analyzing our operating performance, investors should use EBITDA and Adjusted EBITDA in addition to, and not as alternatives for Net income or any other performance measure presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.

	Three Months Ended December 31,			LTM Ended December 31, (1)
(amounts in thousands)	2025	2024	% Change	2025	2024	% Change
Net income	$20,712	$20,721	(0)%	$83,722	$87,095	(4)%
Depreciation and amortization	2,850	3,166	(10)	11,703	12,984	(10)
Income tax expense	6,450	6,589	(2)	30,006	30,392	(1)
Interest income	(3,591)	(4,779)	(25)	(14,451)	(18,891)	(24)
Interest expense	26	107	(76)	81	166	(51)
EBITDA	26,447	25,804	2	111,061	111,746	(1)
Severance expenses and other charges (2)	3,083	—	100	6,013	415	1,349
Legal settlement (3)	—	—	—	—	(1,700)	(100)
Stock-based compensation	2,241	2,279	(2)	9,343	8,475	10
Adjusted EBITDA	$31,771	$28,083	13%	$126,417	$118,936	6%

(1)	LTM: Last twelve months
(2)	Severance expenses and other charges in 2025 consisted of voluntary retirement offering and internal restructuring activities and 2024 consisted of internal restructuring activities.
(3)	The Company recorded $1.7 million of other income as a result of a legal settlement received.

ADJUSTED NET INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE

A reconciliation of Adjusted Net Income to Net Income is detailed below. Adjusted Net Income is defined as Net Income plus severance expenses, net of tax plus or minus loss or income from non-routine legal settlements. A reconciliation of Adjusted Diluted Earnings per Share to Diluted Earnings per Share is detailed below. Adjusted Diluted Earnings per Share is defined as diluted earnings per share adjusted for severance expenses, net of tax. Adjusted Net Income and Adjusted Diluted Earnings Per Share are considered non-GAAP financial measures (see note above in EBITDA and Adjusted EBITDA for a description of non-GAAP financial measures). The Company believes that Adjusted Net Income and Adjusted Diluted Earnings per Share provide helpful information with respect to the Company's operating performance. When analyzing our operating performance, investors should use Adjusted Net Income and Adjusted Diluted Earnings per Share in addition to, and not as alternatives for Net income and Diluted Earnings per Share or any other performance measure presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.

	Three Months Ended December 31,			Year Ended December 31,
(amounts in thousands, except per share data)	2025	2024	% Change	2025	2024	% Change
Net income	$20,712	$20,721	(0)%	$83,722	$87,095	(4)%
Severance expenses and other charges (1)	3,083	—	100	6,013	415	1,349
Legal settlement (2)	—	—	—	—	(1,700)	(100)
Tax benefit	(732)	—	100	(1,586)	332	(578)
Adjusted Net Income	$23,063	$20,721	11%	$88,149	$86,142	2%
Diluted shares	25,330	26,484		25,633	26,508
Diluted Earnings per Share	$0.82	$0.78	5%	$3.27	$3.29	(1)%
Adjusted Diluted Earnings per Share	$0.91	$0.78	16%	$3.44	$3.25	6%

(1)	Severance expenses and other charges in 2025 consisted of voluntary retirement offering and internal restructuring activities and 2024 consisted of internal restructuring activities.
(2)	The Company recorded $1.7 million of other income as a result of a legal settlement received.